Exhibit 10.15

CERTAIN IDENTIFIED CONFIDENTIAL INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE DISCLOSURE OF THAT INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.
29 West 35th Street, 7th Floor
New York, NY 10001

SPRINKLR, INC.
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of January 4, 2024 (the “Effective Date”) by and between Sprinklr, Inc., a Delaware corporation (the “Company”) and Trac Pham (“Consultant”). The Company desires to retain Consultant to perform consulting services for the Company on the terms and conditions set forth herein.

In consideration of the mutual promises contained herein, the parties agree as follows:

1. SERVICES AND COMPENSATION
(a) Consultant, who will report directly to the Company’s CEO and become a member of the Executive Leadership Team, agrees to perform for the Company the services (the “Services”) described in Exhibit A attached hereto.

(b) The Company agrees to pay Consultant the compensation set forth in Exhibit A for the performance of the Services and for the agreements made by Consultant pursuant to the terms of this Agreement, including as set forth in Section 10 below.

(c) Consultant acknowledges his status as an independent consultant and that he is responsible for all taxes with respect to any compensation paid to Consultant under this Agreement, and Consultant agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including, but not limited to, the Internal Revenue Service or any state taxing authority, arising out of or in connection with the consulting fees.

2. CONFIDENTIALITY
(a) Definition. “Confidential Information” means any Company confidential or proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, customer data, Company data, prospects, prospect lists, partners, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company or accessed by Consultant under this Agreement, both before and after the Commencement Date, either directly or indirectly, in writing, orally or by drawings or inspection of parts or equipment. For the avoidance of doubt, all Work Product is the Confidential Information of Company.

(b) Non-Use and Non-Disclosure. Consultant will not, during or after the term of this Agreement, (i) use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which: (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant; (ii) has become publicly known and made generally available through no wrongful act of Consultant; or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

(c) Third Party Confidential Information. Consultant recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

29 West 35th Street, 7th Floor
New York, NY 10001
(d) Other Consultant Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any third party with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such party unless consented to in writing by such party. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any alleged or actual violation or misappropriation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

(e) Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control as a result of providing the Services.

3. OWNERSHIP
(a) Assignment. Consultant agrees that all copyrightable material, notes, records, works of authorship, drawings, designs, inventions (whether or not patentable), improvements, developments, discoveries, know-how, ideas, information and trade secrets (collectively, “Work Product”) conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, from the Commencement Date through the term of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services hereunder, are the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Work Product and all copyrights, patents, patent rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world relating thereto. Consultant hereby waives any and all moral rights.

(b) Further Assurances. Consultant agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c) Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product, and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use, perform, display, make, reproduce, make derivative works, import, sell, offer for sale, license, distribute, and otherwise dispose of such invention, improvement, development, concept, discovery or other proprietary information as part of or in connection with such Work Product, with the right to license such rights to others. Consultant shall not incorporate any invention, improvement, development, concept, discovery, or other proprietary information owned by any third party into any Work Product without Company’s prior written permission.

(d) Consultant agrees that any technology provided by Company shall remain the property of Company. Consultant shall protect access to any such technology, including, but not limited to, keeping any access passwords confidential. If Consultant believes that there has been any breach of security or access that

29 West 35th Street, 7th Floor
New York, NY 10001
was not approved by Consultant, Consultant shall notify Company immediately. Consultant further agrees that any Services provided hereunder shall only be with technology provided by Company, and any access otherwise shall be considered a breach of this Agreement.

(e) Attorney in Fact. Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4. OBLIGATIONS/WARRANTIES
(a) Consultant Obligations. Consultant shall complete applicable, up to date security and privacy training upon the Effective Date of this Agreement, and at least annually thereafter, or as otherwise requested by Company.

(b) Consultant Warranty. Consultant shall perform the obligations described herein in a good and workmanlike manner with due diligence and in full compliance with the terms and conditions of this Agreement and all mutually agreed to specifications, statements of work, and acceptance criteria. Consultant may not subcontract any of the obligations herein without Sprinklr’s prior written consent.

(b) Further Warranties. Consultant further warrants that: (i) the Work Product is or will be original to Consultant; (ii) Consultant has not previously granted and will not grant any rights in the Work Product to any third party that are inconsistent with the rights granted to Company herein; (iii) all Work Product, and the intended uses thereof, shall be free of any third party claims with respect to intellectual property or other proprietary rights and shall be free of any third party liens, encumbrances, security interests, or any similar restrictions; (iv) unless provided by Company, Consultant will provide all necessary personnel, facilities, and materials to facilitate efficient and effective completion of the Services; (v) Consultant has full power and authority to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights granted to Company hereunder.

(c) Indemnity. Consultant shall indemnify and hold the Company harmless from and against any claims, damages, or liabilities resulting from Consultant’s breach of the foregoing warranties.

5. CONFLICTING OBLIGATIONS
Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

6. REPORTS
Consultant agrees that they will from time to time during the term of this Agreement or any extension thereof keep the Company advised as to Consultant’s progress in performing the Services hereunder.

7. TERM AND TERMINATION
(a) Term. This Agreement will commence on the Effective Date and will continue until the earlier of:
(i) June 30, 2024; or (ii) termination as provided below.

(b) Termination. The Company may terminate this Agreement upon giving one (1) day prior written notice thereof to Consultant. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

29 West 35th Street, 7th Floor
New York, NY 10001
(c) Survival. Upon termination of this Agreement pursuant to Section 7(a) or (b), all rights and duties of the parties toward each other shall cease except: (i) that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1; and (ii) Sections 2 (Confidentiality), 3 (Ownership), 4 (Warranties), 5 (Conflicting Obligations), 9 (Independent Consultant), and 12-17 (Governing Law; Limitation of Liability; Entire Agreement; Attorneys’ Fees; Severability; Notices) shall survive the termination of this Agreement.

8. ASSIGNMENT
Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred, nor may any obligation be subcontracted, by Consultant without the express written consent of the Company. The Company may assign this Agreement in its discretion. Any attempted assignment in violation of this Section 8 shall be void.

9. INDEPENDENT CONSULTANT
(a) Nature of Relationship. It is the express intention of the parties that Consultant is an independent Consultant. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of the Company, but Consultant shall perform the Services hereunder as an independent Consultant. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance, except as expressly provided on Exhibit A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

(b) Independent Consultant Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with: (i) any negligent, reckless or intentionally wrongful act of Consultant; (ii) a determination by a court or agency that Consultant is not an independent contractor; (iii) any breach by Consultant of any of the covenants contained in this Agreement; (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations; or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

10. CONSULTANT SERVICE ON BOARD OF DIRECTORS
(a) The Company and Consultant each acknowledge and agree that it shall be a condition to each party’s entry into this Agreement that Consultant resign from his current position as a member of the audit committee of the board of directors of the Company (the “Board”) as of the Effective Date. The Company and Consultant further acknowledge and agree that Consultant will not serve on the audit committee, nor any other committee, of the Board for the duration of this Agreement, as set forth in Section 7 above. For the avoidance of doubt, nothing in this Agreement will prohibit Consultant from remaining a member of the Board generally.

(b) Consultant further acknowledges that during the duration of this Agreement, as set forth in Section 7 above, Consultant will not receive any additional compensation pursuant to the Company’s non-employee compensation policy for Consultant’s service on the Board.

11. BENEFITS
Consultant acknowledges and agrees, and it is the intent of the parties hereto that neither Consultant, nor any of Consultant’s employees shall receive any Company-sponsored benefits from the Company either as a Consultant or employee. If an employee of Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

29 West 35th Street, 7th Floor
New York, NY 10001
12. GOVERNING LAW
This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.

13. LIMITATION OF LIABILITY
NEITHER PARTY IS LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR FOR ANY DAMAGES FOR LOSS OF DATA, REVENUE, PROFITS, (EXCLUDING FEES UNDER THIS AGREEMENT), OR ECONOMIC ADVANTAGE RELATED TO THIS AGREEMENT OR THE SERVICES, REGARDLESS OF THE THEORY OF LIABILITY AND EVEN IF THE PARTY FROM WHICH DAMAGES ARE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR (i) THE PARTIES INDEMNIFICATION OBLIGATIONS, (ii) EITHER PARTY’S GROSS NEGLIGENCE OF WILLFUL MISCONDUCT, OR (iii) CONSULTANTS BREACH OF THE CONFIDENTIALITY OBLIGATIONS HEREIN, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY TO THIS AGREEMENT EXCEED THE TOTAL AMOUNTS ACTUALLY PAID BY COMPANY TO CONSULTANT IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM.

14. ENTIRE AGREEMENT
This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by Consultant and a duly authorized representative of the Company.

15. ATTORNEYS’ FEES
In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

16. SEVERABILITY
The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

17. NOTICES
Any notice shall be addressed to the party being notified at the address set forth in this Agreement or such other address as either party may notify the other of and shall be deemed given upon delivery if personally delivered or transmitted via facsimile or reliable overnight carrier (with tracking capability), or forty-eight (48) hours after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. For purposes of this Agreement, Consultant may be notified at: [***].

18. DATA SECURITY
(a) Consultant must not share their access credentials with any other party and access to the Sprinklr platform must be via 2FA.

(b) Any computer used by Consultant must have a commercially available active antivirus (such as Norton, F-secure, McAfee) running at all times with daily signature updates.

(c) Consultant computer should have a strong password requirement including minimum 8 characters, upper and lower case, alphanumeric and special characters.

(d) Consultant will not download any Company Confidential Information onto their personal laptop. Any downloading of such Confidential Information shall be deemed a material breach of this Agreement and Sprinklr may terminate this Agreement immediately in the event of such material breach.

29 West 35th Street, 7th Floor
New York, NY 10001
(e) If Consultant believes their access has been compromised, and/or if Consultant notices any usual activity associated with their account, Consultant will immediately notify Sprinklr via security@sprinklr.com and notify their Sprinklr contact.

(g) Sprinklr has the right to conduct a cyber security and data privacy audit on Consultant where security policies and procedures, security certifications such as SOC 1 Type II and/or ISO27001 will be reviewed.

(h) Consultant must immediately inform Sprinklr if there is a change in the role, including but not limited to, moving to another team, termination of employment, or if need for access is completed/not required any further to provide the Services. In any such scenarios, any access by Consultant shall be immediately disabled.

[Signatures on following page]

29 West 35th Street, 7th Floor
New York, NY 10001
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Company: Sprinklr, Inc.	Consultant:

By: /s/ Diane Adams	By: /s/ Trac Pham
Print Name: Diane Adams	Name: Trac Pham
Title: Chief Culture & Talent Officer
Date: January 4, 2024	Date: January 3, 2024

29 West 35th Street, 7th Floor
New York, NY 10001
Exhibit A

Consultant Responsibilities and Expectations

The purpose of this document is to ensure the expectations are aligned between Company and Consultant in regard to the Services to be provided while a Consultant for Company. Consultant will provide strategic counseling and consulting regarding:
•cross-functional alignment on all business operations and planning decisions;
•the Company’s growth and scale opportunity with an immediate focus on operational strategy;
•planning efforts with a focus on continuing to improve go-to-market strategy; and
•recruitment of a permanent President and Chief Operating Officer.

Compensation

•Subject to approval by the Company’s board of directors or its delegate, Consultant will be entitled to receive an award of restricted stock unit (“RSUs”) under the Sprinklr, Inc. 2021 Equity Incentive Plan (the “Plan”) with an approximate value of USD $900,000 (the “RSU Award”). The exact number of shares underlying the RSU Award will be calculated using the closing 30-trading day average stock price of the Company’s Class A common stock on the New York Stock Exchange on the day prior to the grant date, rounded down to the nearest whole share. The vesting commencement date of the RSU Award will be January 4, 2024. The RSU Award will vest in six substantially equal installments on each of February 4, March 4, April 4, May 4, June 4, and June 30, 2024, in each case, subject to Consultant’s continuous provision of the Services under this Agreement through each applicable vesting date. The RSU Award will be subject to the terms and conditions under the Plan, and the applicable RSU grant notice and award agreement, and the Company’s policies in effect from time to time. Note that, while RSUs have an estimated value at the time of grant, the actual value will depend on the future performance of the Company’s stock and the fair market value of the RSU Award upon vesting, which may be higher or lower than the target value set out herein.

Other

•Consultant will provide quarterly statements to tax@sprinklr.com indicating time spent and location of services performed no later than thirty (30) days following each calendar quarter during the Term.

ACKNOWLEDGEMENT
I HEREBY ACKNOWLEDGE THAT I HAVE READ AND ACCEPT ALL TERMS AND CONDITIONS OF THIS EXHIBIT A AND AGREE TO ABIDE BY ITS TERMS.

Company: Sprinklr	Consultant:

By: /s/ Diane Adams	By: /s/ Trac Pham
Name: Diane Adams	Name: Trac Pham
Title: Chief Culture & Talent Officer
Date: January 4, 2024	Date: January 3, 2024